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                                                                   EXHIBIT 5.1


April 7, 1999

Thomas Group, Inc.
5221 N. O'Connor Blvd., Suite 500
Irving, Texas  75039
Attn:  Mr. Leland L. Grubb, Chief Financial Officer

Ladies and Gentlemen:

I have acted as counsel to Thomas Group, Inc. ("Thomas Group") in connection with that certain registration statement on Form S-8 covering shares issuable upon the exercise of common stock options under the Thomas Group 1997 Stock Option Plan, the Thomas Group Amended and Restated 1988 Stock Option Plan, and the Thomas Group Amended and Restated 1992 Stock Option Plan (collectively, the "Plans").

In rendering the opinions hereinafter expressed, I have made such examination of law and have examined such Thomas Group documents as I have deemed necessary for the purposes of this opinion, including the following documents:

1.       The Plans;
2.       Restated Certificate of Incorporation, as amended;
3.       Amended and Restated Bylaws; and
4.       Rights Agreement between Thomas Group and Harris Trust and Savings
         Bank.


Based upon the foregoing, I am of the opinion that, with respect to shares of common stock of Thomas Group issuable upon the exercise of options under the Plans, such shares will, when sold, be legally issued, fully paid and non-assessable.

The undersigned consents to the inclusion of this opinion letter as an exhibit to the registration statement on Form S-8 covering the shares referenced in the preceding paragraph.

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I am a member of the State Bar of Texas and do not purport to be expert on, or generally familiar with, or qualified to express legal conclusions based on, laws other than those of the State of Texas and the United States of America and the General Corporation Law of the State of Delaware and, except as otherwise stated, the legal opinions expressed herein are specifically limited to the laws of the State of Texas and the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Yours very truly,



Roger A. Crabb